Exhibit 99.1

INFORMATION STATEMENT

Distribution by Maxygen, Inc. of Common Stock of

Codexis, Inc. to Maxygen, Inc. Stockholders

We are sending you this Information Statement because we are distributing all of our ownership interest in Codexis, Inc. (“Codexis” or “CDXS”) to our stockholders, except for a number of CDXS shares to be retained by us on behalf of holders of certain outstanding equity awards and to be delivered, or cash-substituted, if at all, to such holders upon the vesting or settlement of such equity awards. We will distribute the shares of CDXS common stock to the holders of common stock of Maxygen, Inc. (“we,” “us,” “our” or “Maxygen”) as a special distribution (the “Distribution”). As a result of the Distribution, holders of Maxygen common stock will receive 0.187039 of a share of CDXS common stock for each outstanding share of Maxygen common stock they owned at 2:30 p.m. Pacific Time on December 3, 2010, the record date for the Distribution (the “Record Date”). The Distribution will be made on December 14, 2010 (the “Distribution Date”).

The Distribution will not be treated as a tax-free distribution to our stockholders for U.S. Federal income tax purposes, and will be taxable as a dividend to the extent of our “current earnings and profits.” See “Certain Material U.S. Federal Income Tax Consequences” beginning on page 5. You are urged to consult your own tax advisor to determine the particular tax consequences of the Distribution to you, including the applicability and effect of any U.S. Federal, state and local and foreign tax laws.

No vote or other action of Maxygen stockholders is required or will be taken in connection with the Distribution. Therefore, you are not required to take any action to receive shares of CDXS common stock in the Distribution. We are sending you this Information Statement, which contains information about the terms of the Distribution and CDXS, for your information only. Stockholders who would like more information are encouraged to call our transfer agent, Computershare, at (781) 575-2879.

The Distribution is solely a distribution of CDXS common stock, plus an additional cash payment in lieu of fractional shares. However, separately from the Distribution, we will be making a special cash distribution in the amount of $1.00 for each outstanding share of Maxygen common stock owned at 2:30 p.m. Pacific Time on December 17, 2010. The cash distribution will be paid on December 28, 2010.

Neither the Securities and Exchange Commission nor any state securities regulators have approved or disapproved the CDXS common stock to be distributed to you pursuant to the Distribution or determined if this Information Statement is accurate or adequate. Any representation to the contrary is a criminal offense.

The date of this Information Statement is December 10, 2010.

QUESTIONS AND ANSWERS REGARDING THE DISTRIBUTION

1.          I own Maxygen shares. What will I receive as a result of the Distribution?  We will distribute 0.187039 of a share of CDXS common stock for each share of Maxygen common stock outstanding as of the Record Date for the Distribution. The distribution ratio is based on the number of shares of CDXS common stock we hold divided by the number of shares of Maxygen common stock and common stock equivalents outstanding on the Record Date.

2.          What do I need to do to receive my CDXS shares?  Nothing. You do not need to take any action to receive your CDXS common stock in the Distribution.

3.          When is the Record Date for the Distribution, and when will the Distribution occur?  The Record Date is 2:30 p.m. Pacific Time on December 3, 2010. We will distribute the shares of CDXS common stock on December 14, 2010, which we refer to as the Distribution Date.

4.          What will I receive in the Distribution?  You will receive 0.187039 of a share of CDXS common stock for each share of Maxygen common stock you owned at 2:30 p.m. Pacific Time on the Record Date. For example, if you owned 100 shares of Maxygen common stock on the Record Date, you would receive 18 shares of CDXS common stock in the Distribution, plus an additional cash payment at a subsequent date in lieu of the 0.7039 fractional share of CDXS common stock.

5.          If I sell my shares of Maxygen common stock on or before the Distribution Date, will I still be entitled to receive and keep the CDXS shares received in the Distribution?  In order for you to receive and keep the shares of CDXS common stock received in the Distribution, you would have to hold your shares of Maxygen common stock until December 15, 2010 (the “Ex-Dividend Date”). Shares of Maxygen common stock traded after December 3, 2010 and before December 15, 2010 will have a due bill attached for the special distribution payable on December 14, 2010, a requirement of Nasdaq rules regarding distributions that exceed 25 percent of a company’s stock price. If you own shares of Maxygen common stock but sell them before the Ex-Dividend Date, your shares of CDXS common stock received in the Distribution will be relinquished to the buyer of your shares of Maxygen common stock. If you own shares of Maxygen common stock and sell them on or after the Ex-Dividend Date, you will be entitled to keep your shares of CDXS common stock received in the Distribution. You are encouraged to consult with your financial advisor regarding the specific implications of selling your Maxygen common stock on or prior to the Distribution Date.

6.          How will the Distribution affect the number of shares of Maxygen I currently hold?  The Distribution will not affect the number of shares of Maxygen common stock that you or any other of our stockholders hold.

7.          What are the tax consequences of the Distribution to Maxygen stockholders?  The Distribution will not be treated as a tax-free distribution to our stockholders for U.S. Federal income tax purposes, and will be taxable as a dividend to the extent of our “current earnings and profits.” You should consult your own tax advisor to determine the particular consequences of the Distribution to you, including the applicability and effect of any U.S. Federal, state and local and foreign tax laws. We will provide our stockholders with information regarding the tax character of the Distribution and their tax basis in the CDXS shares on our website at http://www.maxygen.com/distributions.

8.          When will I receive the CDXS shares I am entitled to receive in the Distribution? Will I receive a stock certificate for those CDXS shares?  Registered owners of Maxygen shares at the Record Date (2:30

p.m. Pacific Time on December 3, 2010) will, assuming they have not sold their Maxygen shares prior to the Distribution Date, receive their shares of CDXS common stock on the Distribution Date (December 14, 2010) as uncertificated shares registered in book-entry form through the direct registration system and will receive a book-entry account statement reflecting their ownership of CDXS common stock. For additional information, registered stockholders are encouraged to contact our transfer agent, Computershare, at (781) 575-2879. Physical stock certificates evidencing your shares of CDXS common stock will only be issued to you if you request them from CDXS’s transfer agent. See “CDXS’s Transfer Agent and Registrar,” on page 13.

9.          What if I hold my shares through a broker, bank or other nominee?  Stockholders who hold their Maxygen shares on the Record Date through a broker, bank or other nominee will have their account credited with CDXS common stock. For additional information, those stockholders should contact their broker, bank or other nominee directly. Questions regarding the Distribution also can be directed to our transfer agent, Computershare, at (781) 575-2879.

10.          What if I have stock certificates reflecting my shares of Maxygen common stock? Should I send them to Maxygen or its transfer agent?  No. You should retain your Maxygen stock certificates and should not send them to us or our transfer agent.

11.          Will I receive cash in the Distribution?  The Distribution is solely a distribution of CDXS common stock, plus an additional cash payment in lieu of fractional shares. However, separately from the Distribution, we will be making a special cash distribution in the amount of $1.00 for each outstanding share of Maxygen common stock owned at 2:30 p.m. Pacific Time on December 17, 2010. The cash distribution will be paid on December 28, 2010. The ex-dividend date for this cash distribution has been set as December 15, 2010, which is the same ex-dividend date for the Distribution of CDXS common stock.

Additional information is available at http://www.maxygen.com/distributions.

INFORMATION ABOUT THE DISTRIBUTION

The Distribution

On November 17, 2010, our Board of Directors approved the Distribution of all of our ownership interest in CDXS to our stockholders, except for a number of CDXS shares to be retained by Maxygen on behalf of holders of certain outstanding equity awards and to be delivered, or cash-substituted, if at all, to such holders upon the vesting or settlement of such equity awards. As of the Record Date, we held 5,969,917 shares of CDXS common stock. These CDXS shares represent approximately 17% of CDXS’s total outstanding shares as of October 29, 2010. On the Distribution Date, we will distribute 5,622,104 shares of CDXS common stock to our stockholders as a pro rata distribution. The remaining 347,813 shares of CDXS common stock will be retained by us on behalf of holders of certain outstanding equity awards as described above.

On the Distribution Date, holders of Maxygen common stock will be entitled to receive 0.187039 of a share of CDXS common stock for each outstanding share of Maxygen common stock they owned at 2:30 p.m. Pacific Time on the Record Date.

You will not be required to pay any cash or other consideration for the shares of CDXS common stock that you will receive in the Distribution, and you do not need to surrender or exchange your shares of Maxygen common stock to participate in the Distribution. The Distribution will not affect the number of shares of Maxygen common stock that you hold.

The Number of CDXS Shares You Will Receive

For each share of Maxygen common stock of which you are the record owner at 2:30 p.m. Pacific Time on December 3, 2010, the Record Date, you will be entitled to receive that number of shares of CDXS common stock equal to the quotient obtained by dividing the total number of shares of CDXS common stock to be distributed or retained by Maxygen for the benefit of certain stock-based award holders by the total number of shares of Maxygen common stock and common stock equivalents outstanding at 2:30 p.m. Pacific Time on the Record Date. Thus, the following equation determines the number of shares of CDXS common stock you will be entitled to receive for each share of Maxygen common stock you hold:

Total number of shares of CDXS common stock to be distributed or retained for the benefit of certain stock-based award holders		5,969,917
	=		=	0.187039

Total number of shares of Maxygen common stock and common stock equivalents outstanding at 2:30 p.m. Pacific Time on the Record Date		31,918,035

As of October 29, 2010, the CDXS common stock owned by us represented approximately 17% of CDXS’s issued and outstanding shares.

Based on the number of shares of Maxygen common stock outstanding at the Record Date, you will receive 0.187039 of a share of CDXS common stock for each share of Maxygen common stock for which you were the holder of record at 2:30 p.m. Pacific Time on the Record Date. The shares of CDXS common stock to be issued as a result of the Distribution will be fully paid and non-assessable and will not have, or be subject to, preemptive rights.

Trading Prior to or on the Distribution Date

If you sell your shares of Maxygen common stock before 2:30 p.m. Pacific Time on December 14, 2010, you also sell your entitlement to keep the shares of CDXS common stock in the Distribution. If you sell shares of Maxygen common stock on or after December 15, 2010, you are entitled to keep the number of shares of CDXS common stock that you received in the Distribution. After the Distribution Date, shares of Maxygen common stock will continue to trade on the Nasdaq Global Market under the symbol “MAXY.”

Transferability of CDXS Shares You Receive

The shares of CDXS common stock to be distributed to our stockholders will be freely transferable, except for shares received by persons who may be deemed to be “affiliates” of CDXS under the Securities Act of 1933, as amended (the “Securities Act”). Persons who may be deemed to be affiliates after the Distribution generally include individuals or entities that control, are controlled by, or are under common control with, CDXS, and include its directors, certain of its officers and significant stockholders. CDXS affiliates will be permitted to sell their shares of CDXS common stock only pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements of the Securities Act, such as the exemption afforded by the provisions of Rule 144 thereunder.

When and How You Will Receive the Distribution of CDXS Shares

We will distribute the shares of CDXS common stock on the Distribution Date by instructing CDXS’s transfer agent to transfer the shares of CDXS common stock to our stockholders in the Distribution in accordance with the instructions of the distribution agent. We will also instruct CDXS’s transfer agent to cause the shares of CDXS common stock that you are entitled to receive to be registered in book-entry form in your name or in the “street name” of your broker, bank or other nominee.

Registered Holders.   If you are the registered holder of Maxygen common stock and hold your Maxygen common stock either in physical form or in book-entry form, the shares of CDXS common stock being issued to you will be registered in book-entry form in your name, and you will become the holder of record of that number of shares of CDXS common stock.

“Street Name” Holders.   Many of our stockholders have Maxygen common stock held in an account with a broker, bank or other nominee. If this applies to you, your brokerage firm, bank or other nominee is the registered owner of the Maxygen shares it holds on your behalf. If you are a stockholder who holds his or her Maxygen common stock in an account with a brokerage firm, bank or other nominee, the CDXS common stock being issued to you will be registered in the name of Cede & Co., the nominee for The Depository Trust Company (DTC). DTC will electronically credit the account of your broker, bank or other nominee, who in turn should electronically credit your account with the shares of CDXS common stock that you are entitled to receive pursuant to the Distribution. We anticipate that this crediting process will take three to five business days after the Distribution Date. We encourage you to contact your broker, bank or other nominee if you have any questions regarding the mechanics of having your shares of CDXS common stock credited to your account.

Fractional Shares.   We will not distribute any fractional shares of CDXS common stock to our stockholders. Instead, we will pay cash in lieu of such fractional shares to each holder who otherwise would have been entitled to receive a fractional share in the Distribution (subject to deduction of any required U.S. withholding taxes). Recipients of cash in lieu of fractional shares will not be entitled to any interest on the payment made in lieu of fractional shares.

Direct Registration System.   Shares of CDXS common stock will be issued as uncertificated shares registered in book-entry form through the direct registration system. No certificates representing your shares of CDXS common stock will be mailed to you. Under the direct registration system, instead of receiving stock certificates, you will receive a statement reflecting your ownership interest in shares of CDXS common stock. If at any time you want to receive a physical certificate evidencing your whole shares of CDXS common stock, you may do so by contacting CDXS’s transfer agent and registrar. Contact information for CDXS’s transfer agent and registrar is provided on page 13 of this Information Statement. CDXS’s transfer agent will begin mailing book-entry account statements reflecting your ownership of whole shares after the Distribution Date. You can obtain more information regarding the direct registration system by contacting CDXS’s transfer agent and registrar. If you are entitled to receive less than one share of CDXS common stock as a result of the Distribution, a check will be mailed to you by the distribution agent after the Distribution Date. We currently estimate that it will take two to three weeks from the Distribution Date for you to receive your book-entry account statement and your payment for any fractional shares.

Employee Stock Options and Stock-Based Awards

Maxygen stock options, both vested and unvested, will remain stock options solely with respect to Maxygen common stock. The number of shares subject to each stock option and the exercise price will not be adjusted in connection with the Distribution.

Maxygen restricted stock will remain subject to the same terms and conditions as before the Distribution. In connection with the Distribution, holders of Maxygen restricted stock as of the Distribution Date will be entitled to the shares of CDXS common stock distributable for each share of Maxygen restricted stock outstanding as of the Record Date. The distributed shares of CDXS common stock will be subject to the same vesting and forfeiture restrictions and conditions applicable to the underlying Maxygen restricted stock and will not be distributed to the holder unless and until such restricted shares vest.

Maxygen contingent performance units (“CPUs”) will remain subject to the same terms and conditions as before the Distribution. Holders of unvested CPUs as of the Distribution Date will receive a credit to a notional account for each unvested CPU equal to the CDXS common stock distributable for one share of Maxygen common stock. The credited CDXS common stock payable shall be subject to the same vesting and forfeiture restrictions and conditions applicable to the underlying CPUs and will not be paid to the holder unless and until the CPUs vest. Maxygen has the discretion to make distributions with respect to such credits in the form of cash, Maxygen shares, CDXS shares, or any combination thereof.

Participants in the Maxygen 401(k) Plan who hold Maxygen shares in their plan accounts will receive an addition to their plan account of the shares of CDXS common stock distributable for each share of Maxygen common stock held in their accounts as of the Distribution Date. Such CDXS common shares shall be subject to the terms and conditions of the 401(k) Plan.

Certain Material U.S. Federal Income Tax Consequences

The discussion set forth below is a summary of certain material tax consequences with respect to the Distribution. The discussion does not purport to be a complete analysis of all of the potential tax effects of the Distribution. The discussion is limited to U.S. Federal income tax matters and is based upon the Internal Revenue Code of 1986 as amended (the “Code”), Treasury regulations, Internal Revenue Service (“IRS”) rulings, and judicial decisions now in effect, all of which are subject to change at any time, possibly with retroactive effect, by legislative, judicial or administrative action.

The discussion generally applies to stockholders that hold their Maxygen common stock as a capital asset. This discussion does not address the tax consequences of receipt of the Distribution to taxpayers that are subject to special rules such as partnerships, life insurance companies, tax-exempt organizations, regulated investment companies, S corporations, financial institutions, a dealer in securities, a trader in securities that elects to use a mark-to-market method of accounting for securities holdings, a person subject to the alternative minimum tax, except where specifically described below, or a person who owns Maxygen common stock as part of a hedging, integrated, conversion or constructive sale transaction or as a position in a straddle. Additionally, this discussion does not address the tax consequences of the Distribution to holders of stock options, restricted stock or CPUs of Maxygen or holders of Maxygen common stock who acquired their shares as compensation.

If a partnership (including an entity treated as a partnership for U.S. Federal income tax purposes) holds common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. Partnerships and partners in partnerships holding Maxygen common stock should consult their own tax advisor regarding the U.S. Federal income tax consequences of the Distribution.

The following summary of tax consequences of receiving the Distribution and the ownership of CDXS common stock may vary depending on a Maxygen stockholder’s particular situation. Our stockholders are urged to consult with their own tax advisors regarding the tax consequences to them of receipt of CDXS common stock in the Distribution, including but not limited to, the application to them of Federal estate and gift, state, local, foreign and other tax laws.

Receipt of the Distribution by Our U.S. Stockholders.   A “U.S. stockholder” is, in general, a stockholder that is (a) an individual who is a citizen or resident of the United States; (b) a corporation or other entity taxed as a corporation that is created or organized in or under the laws of the United States, any State thereof or the District of Columbia; (c) an estate, the income of which is subject to U.S. Federal income taxation regardless of the source of such income; or (d) a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person.

If you are not a U.S. stockholder, this section does not apply to you. Please see below under the heading “Special Rules Applicable to Non-U.S. Stockholders.”

The Distribution will be a taxable event to our U.S. stockholders. This Distribution will not qualify as a tax-free spin-off under Section 355 of the Code. The amount received in the Distribution by each Maxygen stockholder for U.S. Federal income tax purposes will be the sum of the fair market value of the CDXS common stock received by such stockholder as of the Distribution Date and the amount of any cash received in lieu of fractional shares. The amount received in the Distribution by each Maxygen stockholder will be taxed as follows:

•	The Distribution will be a taxable dividend to the extent of the stockholder’s pro rata portion of our “current earnings and profits,” if any.

•

Any portion not taxed as a dividend will be treated as a nontaxable return of capital to the extent of the stockholder’s basis in the Maxygen common stock (with a corresponding reduction in the basis of the Maxygen common stock).

•

After the Maxygen common stock basis is exhausted, the excess will be treated as gain from the sale or exchange of the Maxygen common stock. This gain generally will be capital gain, and the capital gain will be long-term capital gain if the stockholder has held its Maxygen common stock for more than one year.

Our “current earnings and profits” will be determined after taking into account the Company’s income, gains, deductions and losses for the current year, including gains recognized on the Distribution, and all other distributions of cash or property made by the Company during the current year. We have not determined at this point the amount, if any, of the Company’s current earnings and profits, and thus what portion, if any, of the Distribution will be treated as a taxable dividend. This will be determined by us after the Distribution and will be reported to our stockholders as described below under the caption, “Tax Reporting.”

A taxable dividend is usually taxed at ordinary income rates. However, “qualified dividends” paid on or prior to December 31, 2010 are taxed at a maximum rate of 15% for individuals, estates and trusts. The portion of this Distribution treated as a taxable dividend is expected to be a qualified dividend unless (a) the dividend is paid on any share of stock held for less than 61 days during the 121-day period that began 60 days before the Ex-Dividend Date for this Distribution, or (b) the stockholder is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. A stockholder’s holding period for these purposes generally will be reduced by periods during which: (i) the holder has an option to sell, is under a contractual obligation to sell, or has made (but not closed) a short sale of substantially identical stock or securities; (ii) the holder is the grantor of an option to purchase substantially identical stock or securities; or (iii) the holder’s risk of loss with respect to the shares is considered diminished by reason of the holding of one or more positions in substantially similar or related property.

For Federal income tax purposes, each Maxygen stockholder will acquire an initial tax basis in such stockholder’s CDXS common stock equal to the fair market value of the stock that is received by such stockholder as of the Distribution Date. Each Maxygen stockholder’s holding period for CDXS common stock received in the Distribution will begin on the day after the Distribution Date. In addition, certain special rules, which permit a deduction for dividends received by a corporation, generally will apply in the case of corporations that receive shares of CDXS common stock in the Distribution, as described below under the heading, “Special Rules Applicable to Corporate Stockholders — Deduction for Dividends Received.”

Maxygen stockholders who sell shares of Maxygen common stock after December 3, 2010 and before the Ex-Dividend Date will be treated as receiving the Distribution for U.S. Federal income tax purposes. A portion of the proceeds realized on the sale of Maxygen common stock equal to the amount of the Distribution may be treated as a taxable distribution as described above. Stockholders who acquired their shares of Maxygen common stock after December 3, 2010 and before the Ex-Dividend Date will not be treated as having received a taxable distribution upon receipt of the Distribution, but will instead be treated as having received a return of such stockholder’s payment for the right to receive the Distribution. Such stockholder’s adjusted basis in its shares of Maxygen common stock will equal the amount paid for such shares minus the amount of the Distribution received by such stockholder.

Special Rules Applicable to Corporate Stockholders— Deduction for Dividends Received.   A corporate holder of Maxygen common stock generally will be entitled, in computing its taxable income for the tax year in which the Distribution occurs, to a deduction in an amount generally equal to 70% of the amount received by it in the Distribution that constitutes a taxable dividend. This deduction does not apply to any portion received in the Distribution that constitutes a return of capital or taxable gain, and it is subject to several limitations as described in the following paragraphs. The dividends-received deduction will be available only for dividends received on shares of Maxygen common stock that the corporate holder has held for at least 46 days during the 91-day period beginning on the date which is 45 days before the Ex-Dividend Date with respect to this Distribution. A stockholder’s holding period for these purposes generally will be reduced by periods during which: (i) the holder has an option to sell, is under a contractual obligation to sell, or has made (but not closed) a short sale of substantially identical stock or securities; (ii) the holder is the grantor of an option to purchase substantially identical stock or securities; or (iii) the holder’s risk of loss with respect to the shares is considered diminished by reason of the holding of one or more positions in substantially similar or related property.

In addition to the foregoing, no dividends-received deduction will be allowed to a corporate holder of Maxygen common stock for a dividend received by such holder to the extent that the holder is obligated (whether pursuant to a short sale or otherwise) to make related payments with respect to positions in substantially similar or related property. The dividends received deduction allowed to a corporate holder of Maxygen common stock for all dividends received by such holder during the tax year in which the Distribution occurs will be limited to a specified proportion of the holder’s adjusted taxable income for such year. Also, the dividends-received deduction allowed to a corporate holder may be reduced or eliminated in accordance with the rules set forth in Section 246A of the Code if the holder has indebtedness that is directly attributable to its investment in portfolio stock, such as Maxygen common stock. A corporation that purchases Maxygen common stock after December 3, 2010 is not entitled to the dividends-received deduction with respect to the Distribution.

Special rules may apply to a corporate holder of Maxygen common stock if a portion of the amount received in the Distribution by such holder that is a taxable dividend is considered to be an “extraordinary dividend” within the meaning of Section 1059 of the Code. If all or a portion of the amount received in the Distribution by a corporate holder constitutes an extraordinary dividend with respect to such holder’s Maxygen common stock, and if the holder has not held such stock for more than two years before Maxygen declared, announced or agreed to the amount or payment of such dividend, whichever is earliest, then the holder’s basis in the Maxygen common stock will be reduced (but not below zero) by any non-taxed portion of the dividend, which generally is the amount of the dividends received deduction. If the non-taxed portion of the dividend exceeds the stockholder’s basis in the Maxygen common stock, the excess is treated as gain from the sale of the stock for the year in which the dividend takes place. For purposes of determining if Maxygen common stock has been held for more than two years, rules similar to those that are applicable to determining how long such stock has been held for purposes of the dividends received deduction will apply.

The amount received in the Distribution by a corporate holder of Maxygen common stock generally will constitute an “extraordinary dividend” if the amount received by such holder: (i) equals or exceeds 10% of the holder’s adjusted basis in the Maxygen common stock, treating all dividends having ex-dividend dates within an 85-day period as one dividend; or (ii) exceeds 20% of the holder’s adjusted basis in Maxygen common stock (determined without regard to any reduction for the non-taxed portion of other extraordinary dividends), treating all dividends having ex-dividend dates within a 365-day period as one dividend. A holder may elect to use the fair market value of the Maxygen common stock as of the day before the Ex-Dividend Date, rather than its adjusted basis, for purposes of applying the 10% and 20% limitations, if the holder is able to establish such fair market value to the satisfaction of the IRS.

In addition, a corporate holder of Maxygen common stock may be required to include in its alternative minimum taxable income a portion of the amount of any dividends received deduction allowed in computing regular taxable income.

Special Rules Applicable to Non-U.S. Stockholders.   This section summarizes certain U.S. Federal income tax consequences to a non-U.S. stockholder. A “non-U.S. stockholder” is:

•	a nonresident alien individual,

•	a non-U.S. corporation, or

•	an estate or trust that in either case is not subject to U.S. Federal income tax on a net income basis on income or gain from common stock.

The Distribution to a non-U.S. stockholder will be treated for U.S. tax purposes as a distribution which, as described above under the heading “Receipt of the Distribution by Our U.S. Stockholders,” may constitute taxable dividends, return of capital or capital gains. The tax consequences to a non-U.S. stockholder with respect to the taxation of dividends and any capital gains are as follows:

Taxation of Dividends to Non-U.S. Stockholders.   Except as described below, taxable dividends paid to a non-U.S. stockholder are subject to withholding of U.S. Federal income tax at a 30% rate or at a lower rate if such non-U.S. stockholder is eligible for the benefits of an income tax treaty that provides for a lower rate. (Because we will not know, at the time of the Distribution, whether any portion of the Distribution will be treated as a taxable dividend, we intend to treat the entire Distribution as a taxable dividend for withholding purposes.) Even if the non-U.S. stockholder is eligible for a lower treaty rate, the transfer agent or broker will generally be required to withhold at a 30% rate (rather than the lower treaty rate) on dividend payments, unless the non-U.S. stockholder has furnished to the transfer agent or broker:

•

a valid IRS Form W-8BEN certifying, under penalties of perjury, the stockholder’s status as (or, in the case of a non-U.S. stockholder that is an estate or trust, such forms certifying the status of each beneficiary of the estate or trust as) a non-U.S. person and entitlement to the lower treaty rate with respect to such payments, or

•

in the case of a Distribution made outside the United States to an offshore account (generally, an account maintained at an office or branch of a bank or other financial institution at any location outside the United States), other documentary evidence establishing entitlement to the lower treaty rate in accordance with U.S. Treasury regulations.

In the event such withholding is required with respect to a non-U.S. stockholder, the withholding agent may sell a portion of the CDXS common stock that has been allocated to such non-U.S. stockholder, or take other appropriate steps, to satisfy the withholding tax liability.

A non-U.S. stockholder who is eligible for a reduced rate of U.S. withholding tax under a tax treaty may obtain a refund of any amounts withheld in excess of that rate by timely filing a refund claim with the IRS.

If taxable dividends received are “effectively connected” with a non-U.S. stockholder’s conduct of a trade or business within the United States, and, if required by a tax treaty, the dividends are attributable to a permanent establishment maintained in the United States, transfer agents and brokers generally are not required to withhold tax from the portion of the Distribution treated as taxable dividends, provided that the non-U.S. stockholder has furnished to the transfer agent or broker a valid IRS Form W-8ECI representing, under penalties of perjury, that:

•	the stockholder is a non-U.S. person, and

•	the Distribution is effectively connected with the conduct of a trade or business within the United States and is includible in the non-U.S. stockholder’s gross income.

“Effectively connected” dividends are taxed at rates applicable to U.S. citizens and resident aliens (for non-U.S. individuals), and domestic U.S. corporations (for non-U.S. corporations).

For a corporate non-U.S. stockholder, “effectively connected” dividends received may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if such non-U.S. corporation is eligible for the benefits of an income tax treaty that provides for a lower rate).

Taxation of Capital Gains to Non-U.S. Stockholders.   Any portion of the Distribution treated as a return of capital will not be taxable to a non-U.S. stockholder. A non-U.S. stockholder generally will not be subject to U.S. Federal income tax on the portion of the Distribution treated as capital gain unless:

•

the gain is “effectively connected” with the non-U.S. stockholder’s conduct of a trade or business in the United States, and, if required by an applicable income tax treaty, the gain is attributable to a permanent establishment maintained in the United States, in which case you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates, and corporate non-U.S. holders may be subject to the branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty;

•

an individual is present in the United States for 183 or more days in the taxable year of the Distribution and certain other conditions exist, in which case you will be required to pay a flat 30% tax on the gain derived from the sale, which tax may be offset by U.S. source capital losses (even though you are not considered a resident of the United States); or

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Maxygen is or has been a U.S. real property holding corporation for U.S. Federal income tax purposes during the five-year period ending on the Distribution Date and a non-U.S. stockholder held, directly or indirectly, at any time during such five-year period, more than 5% of the Maxygen common stock and is not eligible for any treaty exemption.

We believe that we are not currently, have not been in the five-year period preceding the Distribution and will not become a U.S. real property holding corporation. However, because the determination of whether we are a U.S. real property holding corporation depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a U.S. real property holding corporation prior to the date of the Distribution.

You should consult any applicable income tax or other treaties that may provide for different rules.

Tax Consequences of the Distribution to Maxygen.   The fair market value of the CDXS common stock distributed in the Distribution will exceed our tax basis in such stock at the Distribution Date, and thus the Distribution will be treated as a taxable sale by us. We will recognize gain on the Distribution in an amount equal to the excess of the fair market value of the CDXS common stock on the Distribution Date over our tax basis in such common stock. Any such gain recognized may be offset, to the extent available, by our capital loss carry forwards and net operating loss carry forwards.

The amount received in the Distribution (i.e., the fair market value of the stock that is distributed) will be determined by us after the Distribution, based on a number of factors that will include, without limitation, the trading price of CDXS common stock at or near the Distribution Date and the amount of stock owned by us. Accordingly, the actual tax impact of the Distribution on us cannot be determined until after the Distribution.

Tax Reporting.   The fair market value of the CDXS common stock received by each Maxygen stockholder will be determined by us after the Distribution, based on a number of factors that will include, without limitation, the trading price of CDXS common stock at or near the Distribution Date. After this determination is made (and within the time limit required by the Code), we will report to such stockholder and to the IRS the amount of the Distribution (consisting of the fair market value of the CDXS common stock and cash paid in lieu of fractional shares), together with the portion of the Distribution treated as a taxable dividend. Such information will be available on our website at http://www.maxygen.com/distributions. There is no assurance that the IRS or the courts will agree that the amount received in the Distribution by a Maxygen stockholder is the amount determined by us, and it is possible that the IRS and the courts will ultimately determine that Maxygen stockholders, or some of them, received a larger Distribution amount for U.S. Federal income tax purposes than the amounts reported to them by us. If the IRS were to challenge the amount of the Distribution reportable by any Maxygen stockholder on such stockholder’s U.S. Federal income tax return, then such stockholder would have to bear the expenses and effort of defending against or otherwise resolving such challenge.

Backup Withholding.   Payments of the Distribution to stockholders may, under certain circumstances, be subject to information reporting and backup withholding at the applicable rate (currently 28% for U.S. federal income tax purposes but scheduled to increase to 31% for payments made after December 31, 2010), unless such holder provides a correct taxpayer identification number on Internal Revenue Service Form W-9 (or other appropriate withholding form) or otherwise establishes an exemption from backup withholding, and otherwise complies with the backup withholding rules. Information required to be reported to the IRS includes the amount of dividends paid to each stockholder, such stockholder’s name and address, and the amount of tax withheld, if any. A similar report will be sent to each stockholder. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in a non-U.S.’s country of residence.

Certain holders, including non-U.S. holders, are exempt from backup withholding. To establish eligibility for such exemption, a non-U.S. stockholder should properly certify its non-U.S. status on Internal Revenue Service Form W-8BEN or other applicable Form W-8. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that a stockholder is a U.S. person. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or credited against a holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, MAXYGEN STOCKHOLDERS ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF TAX ISSUES IN THIS INFORMATION STATEMENT IS NOT INTENDED OR WRITTEN TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY MAXYGEN STOCKHOLDERS FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED UNDER APPLICABLE TAX LAWS; (B) SUCH DISCUSSION IS INCLUDED HEREIN IN CONNECTION WITH THE TRANSACTIONS OR MATTERS ADDRESSED HEREIN; AND (C) MAXYGEN STOCKHOLDERS SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM INDEPENDENT TAX ADVISORS.

INFORMATION ABOUT CODEXIS, INC.

Overview of Codexis

Codexis, Inc. is a leading provider of optimized biocatalysts that make existing industrial processes faster, cleaner and more efficient than current methods and have the potential to make new industrial processes possible at commercial scale. Codexis has commercialized its biocatalysts in the pharmaceutical industry and is developing biocatalysts for use in producing advanced biofuels. The company is also using its technology platform to pursue biocatalyst-enabled solutions in other bioindustrial markets, including carbon management, water treatment and chemicals.

Background of the Relationship between Codexis and Maxygen

Maxygen formed Codexis in January 2002 as a wholly owned subsidiary to operate Maxygen’s former chemicals business. Codexis received financing from third party investors and operated as independent subsidiary beginning in September 2002 and, in February 2005, Maxygen’s voting rights in CDXS were reduced below 50%. On April 27, 2010, Codexis completed its initial public offering. On October 28, 2010, Maxygen sold its MolecularBreeding™ platform and intellectual property portfolio to Codexis for $20.0 million in cash ($4.0 million of which will be held in escrow for up to 12 months and $2.0 million of such amount will be held in escrow for 23 months, in each case to satisfy any indemnification obligations of Maxygen). As part of the sale, Maxygen and Codexis also terminated the license agreement between the parties, under which Maxygen had granted Codexis certain exclusive rights to the technology platform for certain small molecule pharmaceutical, energy and industrial chemical applications. As a result of the transaction and the termination of the Codexis license, Maxygen will no longer be eligible for any payments or potential royalties from Codexis, including in connection with applications of the technology platform to energy products.

Information about CDXS Common Stock

CDXS common stock is currently listed on the Nasdaq Global Market under the symbol “CDXS.” For a more complete description of CDXS common stock, you are encouraged to review Codexis’ Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws and Form 8-A relating to the registration of its Common Stock pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). See “Where You Can Find Additional Information” on page 13, for instructions on how to obtain these documents.

As of October 29, 2010, there were 34,224,160 shares of CDXS common stock outstanding. The following table sets forth the high and low reported closing sale prices for a share of CDXS common stock on the Nasdaq Global Market for the calendar quarters indicated.

	Closing Sale Price
	High	Low
Calendar Year 2010:
Second Quarter (from April 22, 2010)	$14.45	$8.69
Third Quarter	$9.77	$7.11
Fourth Quarter (through December 8, 2010)	$11.63	$8.87

On December 8, 2010, the closing sale price of CDXS common stock as reported in the Nasdaq Global Market was $9.93. We urge you to obtain current quotes for CDXS common stock. Codexis has not paid any cash dividends since its initial public offering.

CDXS’s Transfer Agent and Registrar

Wells Fargo Shareowner Services is the transfer agent and registrar for CDXS common stock. If you have questions or would like information regarding CDXS common stock, please contact Wells Fargo Shareowner Services at 1-800-468-9716. Following the Distribution, all correspondence regarding CDXS common stock should be sent to the following address:

Wells Fargo Shareowner Services

161 North Concord Exchange

South St. Paul, Minnesota 55075-1139

WHERE YOU CAN FIND ADDITIONAL INFORMATION

Maxygen and Codexis are each subject to the reporting requirements of the Exchange Act, and accordingly, Maxygen and Codexis each file registration statements, reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”), including financial statements. Codexis has been subject to the Exchange Act reporting requirements for at least 90 days and is current in its reporting. If you would like more information about Codexis, we encourage you to read Codexis’ reports filed with the SEC. Such reports are available over the Internet at the SEC’s website http://www.sec.gov.

You may also read and obtain copies (at prescribed rates) of Codexis’ and Maxygen’s reports at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

Maxygen and Codexis maintain websites that offer additional information about our respective companies.

•	Visit Codexis’ website at http://www.codexis.com.
•	Visit Maxygen’s website at http://www.maxygen.com.

Information contained on any website referenced in this Information Statement is not incorporated by reference into this Information Statement.